EX-99.906CERT
CERTIFICATION PURSUANT TO SECTION 906 OF THE SARBANES OXLEY ACT
Clifford E. Lai, Principal Executive Officer, and Thomas F. Doodian, Principal Financial Officer, of THE HYPERION BROOKFIELD STRATEGIC MORTGAGE INCOME FUND, INC. (the “Fund”), each certify as evidenced below that:
1.	The N-CSR of the Fund (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Fund.

Dated: August 7, 2008	/s/ Clifford E. Lai
Clifford E. Lai
President and Principal Executive Officer THE HYPERION BROOKFIELD STRATEGIC MORTGAGE INCOME FUND, INC.

Dated: August 7, 2008	/s/ Thomas F. Doodian
Thomas F. Doodian
Treasurer and Principal Financial Officer THE HYPERION BROOKFIELD STRATEGIC MORTGAGE INCOME FUND, INC.